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                                                                      Exhibit 16



                           [Southwest Bank letterhead]




                                December 23, 1999

Via Telecopier

Mr. Robert S. Prather, Jr.
President and Chief Executive Officer
Bull Run Corporation
4370 Peachtree Road, N.E.
Atlanta, GA 30319-3099

Dear Bob:

I have received your letter of December 23. So that there is no misunderstanding, let me give you my version of our meeting.

         1. I intend to attempt to get the Finance Committee on Monday; however, I have no idea whether they are available.

         2. I am not going to ask them to reconsider Bull Run's $10.00 per share cash offer but will update them on our conversation and inquire about what the members wish to do.

         3. It is not my recommendation to waive the Standstill Agreements. It was simply a general discussion as to what would happen if a tender from a third party were to take place.

                                  Sincerely,


                                  /s/ Andrew N. Baur
                                  -------------------------
                                  Andrew N. Baur

ANB:cbd